Exhibit 99.1

News Release

NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-20
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES NEW SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Breinigsville, PA – November 10, 2008. . . Buckeye Partners, L.P. (NYSE: BPL) (the “Partnership”) today announced the appointment of Keith E. St. Clair as Senior Vice President and Chief Financial Officer of Buckeye GP LLC, which is the general partner of the Partnership.  Mr. St. Clair will replace Vance Powers, who has been serving as Acting Chief Financial Officer since July 23, 2007.  Mr. Powers will continue to serve the Partnership in his capacity as Vice President, Finance and Controller.  Mr. St. Clair has also been appointed to a similar position at MainLine Management LLC, the general partner of Buckeye GP Holdings L.P. (NYSE: BGH), which is the parent company of Buckeye GP LLC.

Mr. St. Clair has over 20 years of experience in senior financial positions in both public and private companies.  Most recently, Mr. St. Clair served as Executive Vice President and Chief Financial Officer of Magnum Coal Company, one of the largest coal producers in Central Appalachia, from January, 2006 until its sale to Patriot Coal Corporation in July of 2008.  Prior to joining Magnum, Mr. St. Clair served as Senior Vice President and Chief Financial Officer of Trade-Ranger, Inc., a global business-to-business marketplace for electronic procurement and supply chain management for the oil and gas industry, from March, 2002 until its sale in mid-2005.  Mr. St. Clair is a certified public accountant.

Forrest E. Wylie, Chairman and CEO, stated, “We are extremely pleased to announce the addition of Keith St. Clair to Buckeye’s senior management team.  Keith’s leadership skills and financial background make him ideally suited to lead our finance and

(more)

Keith St. Clair Appointed CFO of Buckeye Partners

accounting groups and to assist Buckeye as we expand the scope of our business in the years ahead.”

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United Status in terms of volumes delivered, with approximately 5,400 miles of pipeline.  Buckeye Partners, L.P. also owns 64 refined petroleum products terminals, operates and maintains approximately 2,200 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

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